Exhibit 99.1

NEWS RELEASE

RLI Corp.

9025 N. Lindbergh Dr. ½ Peoria, IL 61615-1499

Phone: 309-692-1000 ½ Fax: 309-692-1068

www.rlicorp.com

FOR IMMEDIATE RELEASE

CONTACT: Aaron Jacoby

(309) 693-5880
Aaron_Jacoby@rlicorp.com
www.rlicorp.com

RLI posts solid third quarter results

PEORIA, ILLINOIS, October 18, 2005 — RLI Corp. (NYSE: RLI) – RLI Corp. reported third quarter net earnings of $25.3 million ($0.96 per diluted share), compared to $8.3 million ($0.32 per diluted share) reported in the same quarter last year. Through September 30, net earnings were $89.0 million ($3.39 per share) versus $43.6 million ($1.67 per share) last year.  Highlights for the third quarter include:

•                  Operating income of $20.7 million ($0.78 per share) compared to $5.1 million ($0.20 per share) last year.

•                  Combined ratio of 89.5 across all segments.

•                  Losses from Hurricanes Katrina and Rita of $17.0 million pretax ($0.42 per share).

•                  Hurricane losses in the third quarter of 2004 of $17.3 million pretax ($0.43 per share) from four Southeastern U.S. hurricanes.

•                  Favorable loss development from prior years’ casualty loss reserves of $16.9 million pretax ($0.42 per share).

Both the hurricane losses and the favorable loss development include bonus-related impacts which affected other insurance and general corporate expenses.

“We are pleased to report solid results for the quarter. Losses from Hurricanes Katrina and Rita are within our previous loss estimate for Katrina alone,” said RLI Corp. President & CEO Jonathan E. Michael. “It may be too soon to predict the impact of the hurricanes on future rates, but we expect January reinsurance renewal pricing to increase, which should ultimately filter down to primary rates.

“The quarter’s positive reserve development stems from casualty business written in 2003 and 2004. These adjustments reflect that this business is continuing to develop better than expected.”

Year-to-date results improve by 112%

Operating income through September 30 was $79.6 million ($3.03 per share) versus $37.6 million ($1.44 per share) last year. Year-to-date results factor in:

•                  Losses from Hurricanes Katrina and Rita of $17.0 million pretax ($0.42 per share).

•                  Favorable development of $3.8 million pretax ($0.10 per share) from four Southeastern U.S. hurricanes that occurred in the third quarter of 2004.  Hurricane losses from the same four hurricanes were $17.3 million pretax ($0.43 per share) in the year-to-date period ended September 30, 2004.

•                  Favorable loss development from prior years’ casualty loss reserves of $42.1 million pretax ($1.04 per share).

Since year end, shareholders’ equity grew 10.0%, to $686.1 million; book value per share was $26.91, up 9%; assets rose by 8%, to $2.7 billion.

Successful underwriting results

RLI reported third quarter underwriting income of $13.3 million representing an 89.5 net GAAP combined ratio versus the $7.1 million loss representing a 105.6 combined ratio for the same period last year. The quarter’s hurricanes negatively affected the combined ratio by 13.7 points while the quarter’s favorable loss reserve development positively affected the combined ratio by 13.5 points. Casualty recorded a 78.9 combined ratio, the property segment registered a 127.4 combined ratio, and the surety segment recorded a 93.8 combined ratio for the quarter.

— more —

Net premiums earned were down 1% quarter over quarter, to $126.1 million. Consolidated revenue of $149.2 million and gross premiums written of $192.0 million were both up slightly for the quarter compared to the third quarter of 2004.

RLI reported year-to-date underwriting income of $69.3 million representing an 81.5 net GAAP combined ratio versus the $15.5 million underwriting income representing a 96.0 combined ratio for the same period last year. Casualty recorded a 77.9 combined ratio, the property segment recorded an 89.3 combined ratio, and the surety segment recorded a 93.9 combined ratio for the nine months ended September 30, 2005.

Net premiums earned were down 2% in the nine months ended September 30, to $373.8 million. Consolidated revenue of $433.5 million was up slightly over last year and gross premiums written of $557.6 million were 3% lower.

“Casualty premiums are off slightly for the quarter and year as we’re seeing increased competition in our program business,” said Michael. “But we believe the segment will continue to be profitable as the pricing environment remains favorable. Property production is up markedly in the quarter, as our new marine business gathers momentum and commercial property production has improved. We welcome this sign of growth in a traditionally profitable segment. Our surety segment has now expanded for the sixth consecutive quarter and this quarter’s underwriting performance was particularly strong,” said Michael.

Other income

Investment income for the third quarter reached $15.9 million, a 16% increase over the third quarter of last year due to continued positive operating cash flows. For the nine month period ended September 30, investment income was $45.1 million, up 15% over the same period last year.

The consolidated investment portfolio’s total return for the quarter was 0.4%. The bond portfolio lost 0.3% and the equity portfolio’s return was 2.8%. For the nine month period, the portfolio’s total return was 2.7% based on a bond portfolio return of 2.4% and an equity portfolio return of 4.2%.

Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $13.2 million for the quarter, or $0.50 per share. Year-to-date comprehensive earnings were $73.0 million, or $2.78 per share.

During the quarter, equity in earnings of unconsolidated investees of $2.6 million included $1.9 million related to Maui Jim. The third quarter of 2004 showed income of $1.3 million related exclusively to Maui Jim.  Year to date, equity in earnings of unconsolidated investees of $8.4 million included $6.8 million related to Maui Jim compared to $4.4 million related exclusively to Maui Jim in the same period last year.  Higher seasonal sales and continued strong operating performance drove the growth in the current quarter and year to date periods versus the comparable periods of 2004.

Other RLI news

During the quarter, Moody’s Investors Service upgraded its senior debt rating for RLI Corp. to Baa2 as well as the insurance financial strength ratings for RLI’s insurance subsidiaries to A2. The outlook for the ratings is stable.

In addition, for the 15th consecutive year, RLI was also named to the Ward’s 50, a respected benchmark of the industry’s top performing insurance companies. The analysis recognizes companies that have excelled in balancing safety, consistency and performance for a five-year period, then benchmarks their performance with the industry overall.

At 3:15 p.m. CDT today, October 18, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2004.

RLI, a specialty insurance company celebrating its 40th anniversary in 2005, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 18 office locations. The company’s talented associates have delivered underwriting profits in 24 of the last 28 years, including the last nine.

For additional information, contact RLI Vice President, Corporate Development Aaron Jacoby at (309) 693-5880 or at aaron_jacoby@rlicorp.com, or visit our website at www.rlicorp.com.

RLI CORP.

2005 FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$126,129	$128,018	-1.5%	$373,843	$380,792	-1.8%
Net investment income	15,855	13,654	16.1%	45,133	39,331	14.8%
Net realized investment gains	7,194	4,903	46.7%	14,567	9,226	57.9%
Consolidated revenue	149,178	146,575	1.8%	433,543	429,349	1.0%

Loss and settlement expenses	69,835	95,578	-26.9%	175,677	244,363	-28.1%
Policy acquisition costs	34,835	32,771	6.3%	102,271	99,596	2.7%
Other insurance expenses	8,196	6,797	20.6%	26,630	21,362	24.7%
Interest expense on debt	1,753	1,722	1.8%	5,417	5,128	5.6%
General corporate expenses	1,496	1,074	39.3%	5,110	3,523	45.0%
Total expenses	116,115	137,942	-15.8%	315,105	373,972	-15.7%

Equity in earnings of unconsolidated investees	2,617	1,294	102.2%	8,391	4,366	92.2%

Earnings before income taxes	35,680	9,927	259.4%	126,829	59,743	112.3%
Income tax expense	10,353	1,670	519.9%	37,800	16,176	133.7%
Net Earnings	$25,327	$8,257	206.7%	$89,029	$43,567	104.3%
Other comprehensive earnings (loss), net of tax	(12,130)	13,088	-192.7%	(15,988)	(1,306)	-1124.2%
Comprehensive earnings (loss)	$13,197	$21,345	-38.2%	$73,041	$42,261	72.8%

Operating Earnings:(1)
Net Earnings	$25,327	$8,257	206.7%	$89,029	$43,567	104.3%
Less: Realized investment gains, net of tax	4,677	3,187	46.8%	9,469	5,997	57.9%
Operating earnings	$20,650	$5,070	307.3%	$79,560	$37,570	111.8%

Return on Equity:
Net earnings (trailing four quarters)				18.5%	10.6%
Comprehensive earnings (trailing four quarters)				17.5%	12.9%

Per Share Data
Diluted:
Weighted average shares outstanding (in 000’s)	26,346	26,064		26,278	26,072

EPS from operations (1)	$0.78	$0.20	290.0%	$3.03	$1.44	110.4%
Realized gains, net of tax	0.18	0.12	50.0%	0.36	0.23	56.5%
Net earnings per share	$0.96	$0.32	200.0%	$3.39	$1.67	103.0%
Comprehensive earnings (loss) per share	$0.50	$0.82	-39.0%	$2.78	$1.62	71.6%
Cash dividends per share	$0.16	$0.13	23.1%	$0.46	$0.37	24.3%

(1)         Net operating earnings and EPS from operations consist of our net earnings reduced by after-tax realized investment gains/losses.  This measure is useful in gauging our core operating performance across reporting periods, but may not be comparable to the definition of operating earnings used by all companies.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004	% Change	2005	2004	% Change
Total Gross Revenues
Gross premiums written	$192,023	191,538	0.3%	$557,568	574,093	-2.9%
Net investment income	15,855	13,654	16.1%	45,133	39,331	14.8%
Net realized investment gains	7,194	4,903	46.7%	14,567	9,226	57.9%
Total	$215,072	$210,095	2.4%	$617,268	$622,650	-0.9%

Net Cash Flow from Operations	$69,271	$78,272	-11.5%	$147,617	$175,317	-15.8%

	September 30,	December 31,
	2005	2004	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments	$1,343,171	$1,253,843	7.1%
(amortized cost - $1,344,370 at 9/30/05)
(amortized cost - $1,237,361 at 12/31/04)
Equity securities	328,945	315,875	4.1%
(cost - $189,810 at 9/30/05)
(cost - $169,479 at 12/31/04)
Total investments	1,672,116	1,569,718	6.5%

Premiums and reinsurance balances receivable	118,025	146,667	-19.5%
Ceded unearned premiums	106,015	101,446	4.5%
Reinsurance recoverable on unpaid losses	570,348	464,180	22.9%
Deferred acquisition costs	69,771	67,146	3.9%
Property and equipment	19,846	18,335	8.2%
Investment in unconsolidated investees	51,879	43,398	19.5%
Goodwill	26,214	26,214	0.0%
Other assets	35,792	31,671	13.0%
Total assets	$2,670,006	$2,468,775	8.2%

Unpaid losses and settlement expenses	1,286,057	1,132,599	13.5%
Unearned premiums	373,998	367,205	1.8%
Reinsurance balances payable	91,328	78,062	17.0%
Short-term debt	21,120	46,839	-54.9%
Long-term debt - bonds payable	100,000	100,000	0.0%
Income taxes - deferred	22,853	38,966	-41.4%
Other liabilities	88,567	81,443	8.7%
Total liabilities	1,983,923	1,845,114	7.5%
Shareholders’ equity	686,083	623,661	10.0%
Total liabilities & shareholders’ equity	$2,670,006	$2,468,775	8.2%

Common shares outstanding (in 000’s)	25,500	25,316
Book Value per share	$26.91	$24.64	9.2%
Closing stock price per share	$46.26	$41.57	11.3%
Statutory Surplus	$685,415	$605,967	13.1%

UNDERWRITING SEGMENT DATA

(in thousands)

		GAAP		GAAP		GAAP		GAAP
	Property	Ratios	Surety	Ratios	Casualty	Ratios	Total	Ratios

Three Months Ended September 30,
2005

Gross premium written	$45,643		$17,057		$129,323		$192,023
Net premium written	27,565		15,554		86,067		129,186
Net premium earned	23,614		12,987		89,528		126,129
Net loss & settlement expenses	21,971	93.0%	4,117	31.7%	43,747	48.9%	69,835	55.4%
Net operating expenses	8,118	34.4%	8,066	62.1%	26,847	30.0%	43,031	34.1%
Underwriting income(loss)	$(6,475)	127.4%	$804	93.8%	$18,934	78.9%	$13,263	89.5%

2004
Gross premium written	$39,857		$14,921		$136,760		$191,538
Net premium written	20,861		13,269		94,609		128,739
Net premium earned	23,951		12,188		91,879		128,018
Net loss & settlement expenses	21,911	91.5%	4,874	40.0%	68,793	74.9%	95,578	74.7%
Net operating expenses	8,243	34.4%	7,275	59.7%	24,050	26.2%	39,568	30.9%
Underwriting income(loss)	$(6,203)	125.9%	$39	99.7%	$(964)	101.1%	$(7,128)	105.6%

UNDERWRITING SEGMENT DATA

(in thousands)

		GAAP		GAAP		GAAP		GAAP
	Property	Ratios	Surety	Ratios	Casualty	Ratios	Total	Ratios
Nine Months Ended September 30,
2005

Gross premium written	$126,291		$47,662		$383,615		$557,568
Net premium written	70,610		43,661		261,797		376,068
Net premium earned	65,660		37,824		270,359		373,843
Net loss & settlement expenses	35,026	53.3%	12,095	32.0%	128,556	47.6%	175,677	47.0%
Net operating expenses	23,658	36.0%	23,429	61.9%	81,814	30.3%	128,901	34.5%
Underwriting income(loss)	$6,976	89.3%	$2,300	93.9%	$59,989	77.9%	$69,265	81.5%

2004
Gross premium written	$141,997		$42,876		$389,220		$574,093
Net premium written	73,393		39,118		277,795		390,306
Net premium earned	73,458		35,603		271,731		380,792
Net loss & settlement expenses	36,611	49.8%	13,923	39.1%	193,829	71.3%	244,363	64.2%
Net operating expenses	26,921	36.6%	21,768	61.1%	72,269	26.6%	120,958	31.8%
Underwriting income(loss)	$9,926	86.4%	$(88)	100.2%	$5,633	97.9%	$15,471	96.0%